Exhibit 10.4
CHANGE IN CONTROL SEVERANCE AGREEMENT
          This Change in Control Severance Agreement (this “Agreement”), dated as of February 26, 2008 (the “Effective Date”) is made by and among Peerless Systems Corporation (“Peerless”), T1 Delaware Corporation, a Delaware corporation and wholly owned subsidiary of Peerless (the “Company”) and Andrew Lombard (the “Executive”).
          WHEREAS, Executive shall serve as President of the Company pursuant to an Employment Agreement between Executive and the Company of even date herewith (the “Employment Agreement”) and incorporated by reference herein; and
          WHEREAS, the Board of Directors of Peerless (the “Board”) has determined that it is in the best interests of Peerless and the Company to institute formalized severance arrangements for certain of the executives of Peerless and the Company, including the Executive.
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:
Section 1. Definitions.
          For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
          “Cause” shall have the meaning ascribed to it in the Employment Agreement.
          “Change in Control” shall mean (i) the acquisition by any person, entity or group (other than Peerless, its subsidiaries or any employee benefit plan of Peerless) of fifty percent (50%) or more of the combined voting power of the then outstanding securities of Peerless, (ii) the involuntary replacement or termination without cause, at any time during the period of two consecutive years subsequent to the Effective Date of this Agreement, of the Chief Executive Officer of Peerless or three (3) or more members of the incumbent Board, (iii) the consummation by Peerless of a merger, consolidation, reorganization or business combination of Peerless, a sale or other disposition of all or substantially all of the assets of Peerless or the acquisition of assets or stock of another entity, in each case other than a transaction in which the voting securities of Peerless immediately prior thereto continue to represent at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the surviving entity immediately after such transaction, or (iv) a liquidation or dissolution of Peerless. For avoidance of doubt, the consummation of the proposed sale of intellectual property and certain other assets of Peerless to Kyocera-Mita Corporation, as announced on January 10, 2008, shall not be deemed a Change in Control.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Covered Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause, (ii) the Executive’s resignation of employment with the Company for Good Reason, or (iii) a termination of employment by reason of the Executive’s death or Disability.

          “Disability” shall have the meaning ascribed to it in the Employment Agreement.
          “Effective Date of Termination” shall have the meaning ascribed to it in the Employment Agreement.
          “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
          “Good Reason” shall have the meaning ascribed to it in the Employment Agreement.
          “General Release” shall mean a release substantially in the form attached hereto as Exhibit A.
Section 2. Term of Agreement.
          The term of this Agreement shall commence on the Effective Date and continue as long as Executive is employed by the Company.
Section 3. Severance Benefits in Connection with a Change in Control.
          If a Change in Control of Peerless occurs during the term of this Agreement and there is a Covered Termination of the Executive’s employment within eighteen (18) months following the Change in Control, then Peerless and the Company shall provide the Executive with the following payments and benefits:
          (a) Cash Payments. The Company or Peerless, jointly and severally, shall be responsible to pay the Executive, (i) on the effective date of termination, the full amount of any earned but unpaid base salary through the Effective Date of Termination at the rate in effect on such date, plus (ii) in accordance with the following paragraph, an amount equal to the Executive’s annual base salary as in effect immediately prior to the Effective Date of Termination or the Change in Control (subpart (ii) of this sentence only, the “Termination Payment”).
          Notwithstanding anything in this Agreement to the contrary, (i) the Company or Peerless shall have no obligation to pay the Severance Amount unless on or after the date of “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (“Separation from Service”), Executive executes and delivers to the Company a full general release of claims (excluding claims for amounts payable under this Agreement), in substantially the form attached hereto as Exhibit A (the “General Release”), against the Company and the Related Entities and their respective officers, directors, employees and agents, (ii) The Company shall pay the Termination Payment and provide any benefits as herein agreed beginning on the tenth (10th) business day following the receipt of the General Release , and (iii) the Termination Payment and all other obligations of the Company and Peerless shall be extinguished if such General Release is not executed and delivered to the Company within seven (7) business days of the effective date of termination, the date of “Separation from Service”.

          (b) Vesting of Stock Options. Notwithstanding the provisions of that certain Stock Option Agreement between Executive and Peerless executed concurrently with this Agreement, all unvested stock options thereunder shall immediately vest and become exercisable in full as of the Effective Date of Termination, to be exercised in accordance with the terms of the 2005 Incentive Award Plan and such Stock Option Agreement.
          (c) Restricted Stock.
     Pursuant to the provisions of the Restricted Stock and Repurchase Agreement between Executive and the Company executed concurrently with this Agreement, all of the Shares vested as of the Effective Date of Termination shall no longer be subject to the Repurchase Right.
          (d) Health Benefits. For a period of one (1) year following the Effective Date of Termination, the Company shall continue to provide to the Executive and his eligible family members medical and dental insurance benefits substantially similar to those provided to the Executive and his eligible family members immediately prior to the Effective Date of Termination; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical and dental insurance benefits under another employer’s plans, the Company’s obligations under this Section 3(d) shall be reduced to the extent comparable benefits are actually received by the Executive, and the Executive shall report to the Company any such benefits actually received. At the termination of the benefits coverage under the preceding sentence, the Executive and his eligible family members may, at the Executive’s own expense, be entitled to continuation coverage (“COBRA Coverage”) pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws; provided, however, that the period of the Executive’s benefits coverage under the first sentence shall be offset against the period during which the Executive would be entitled to such COBRA Coverage.
Section 4. Section 280G Parachute Payment Taxes.
          (a) If any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would constitute a “Parachute Payment” within the meaning of Section 280G of the Code, the Payments shall be reduced to the extent necessary so that no portion of the Payments shall be subject to Excise Tax, but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit to the Executive if no reduction was made.
          (b) All determinations required to be made under Section 4(a), including whether a reduction of any Payment is required and the assumptions to be utilized in arriving at such determination, shall be made by the independent certified public accountants of the Company or Peerless serving immediately prior to the Change in Control, or such other nationally recognized accounting firm as may be agreed by the Company, Peerless and the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. Any determination by the Accounting Firm hereunder shall be binding upon Peerless, the Company and the Executive.
Section 5. General Release.
          The Executive acknowledges and agrees that the Executive’s right to receive payments and benefits under this Agreement is contingent on the Executive’s compliance with the covenants set forth in this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the Release. If the Executive fails to comply with the covenants set forth in this Agreement or if the Executive fails to execute the Release within seven (7) business days of the Effective Date of Termination or revokes the Release, then the Executive shall not be entitled to any payments or benefits under this Agreement.
Section 6. Compliance With Internal Revenue Code Section 409A.
          (a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”
          (b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s Separation from Service, with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A with respect to the Company and its affiliates, such benefit shall be paid (without interest) upon the first day of the seventh month after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death).
Section 7. Miscellaneous.
          (a) Acknowledgement. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Executive’s employment at any time or for any reason as set forth in the Employment Agreement.
          (b) Dispute Resolution. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled in accordance with Section 8 of the Employment Agreement.
          (c) No Mitigation or Offset.

               (i) Except as otherwise provided in this Agreement, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer.
               (ii) The Company’s and Peerless’ obligation to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Peerless may have against the Executive or others except as provided in Section 9.7 of the Employment Agreement, provided that nothing herein shall preclude the Company or Peerless from separately pursuing recovery from the Executive based on any such claim.
          (d) Assumption by Successor. Peerless shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Peerless, whether pursuant to a Change in Control or otherwise, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent Peerless would be required to perform if no such succession had taken place.
          (e) Whole Agreement. This Agreement, including all attachments and documents incorporated by reference herein, constitutes the entire understanding between the parties in respect of the subject matter contained herein, superseding all prior agreements, written or oral, concerning said employment and no representations or statements not incorporated or referred to in this Agreement shall be binding on either party. This Agreement may not be amended except in writing by the mutual consents of the parties hereto.
          (f) Choice of Law. All questions concerning the construction, validation and interpretation of this Agreement shall be governed by the law of the State of California without regard to its conflict of laws provision.
          (g) Withholding. Peerless and the Company will withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          (j) No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive, Peerless and the Company. No waiver by any party hereto at any time of any breach by another party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

PEERLESS:
Peerless Systems Corporation,
a Delaware corporation

By:	Richard L. Roll
Its:	Chief Executive Officer

THE COMPANY:
T1 Delaware Corporation,
a Delaware corporation

By:	Richard L. Roll
Its:	Chief Executive Officer

EXECUTIVE:

Andrew Lombard